Exhibit 10.7

Administration Service Agreement

This Administration Service Agreement (the “Agreement”) dated this __ day of [     ], 2025 is between Westin Investment Co. Ltd., herein referred to as “Service Provider” and Westin Acquisition Corp, herein referred to as “Customer”.

Service Provider has agreed to provide services to the Customer on the terms and conditions set out in this Agreement, while Customer is of the opinion that Service Provider has the proper and necessary qualifications, experience and abilities to provide services to Customer.

Therefore in consideration of the matters described above, the receipt and sufficiency of which consideration is hereby acknowledged, the Customer and the Service Provider agree as follows:

1.	Scope of Work

The Service Provider is to provide the Customer with the following services (the “Services”): Company Administration, office space, utilities, secretarial and administrative support services provided to members of the Customer’s management team.

The Services will include any other tasks which the Customer and the Service Provider may agree on.

2.	Term of Agreement

This Agreement will commence on the effective date of the registration statement for the initial public offering of the securities of the Company and will remain in full force and effect until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement for the Company’s initial public offering) unless terminated earlier pursuant to the terms hereof. This Agreement may be extended by mutual written agreement of the parties.

3.	Termination

If either party seeks termination of this Agreement, the terminating party must provide a 30 days written notice to the other party.

4.	Compensation

The Customer will provide compensation to the Service Provider of US$10,000 per month for the Services rendered by the Service Provider as required by this Agreement. Compensation is payable at the completion of Services; provided, however, that the Company may delay payment of such monthly fee upon a determination by the audit committee of the board of directors of the Company that the Company lacks sufficient funds held outside of the Trust Account (as defined below) to pay actual or anticipated expenses in connection with an initial business combination. Any such unpaid amount shall accrue without interest and either be due and payable no later than the date of the Company’s initial business combination. If the Company does not consummate an initial business combination, any accrued and unpaid amounts hereunder shall be forgiven. The Service Provider hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies that may be set aside in a trust account (the “Trust Account”) to be established upon the consummation of the Customer’s initial public offering (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

IN WITNESS WHEREOF the parties have duly affixed their signatures under hand on this __day of [ ] 2025.

Westin Acquisition Corp

By:
Name:	Kok Peng Na
Title:	Chief Executive Officer

Westin Investment Co. Ltd.

By:
Name:
Title: